Exhibit 10.28

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Supplemental Income Protection Plan

3/8/2004
Developed Specifically for:	Graco, Inc.
Risk# 137153
Presented by:	Ramona McCree, Marsh USA Inc.

Plan Offering Approved by:	Kathleen Filippone, CLU, ChFC
PLAN OFFERING

We recently completed a review of our in-force GSI Supplemental Income Protection offer and are pleased to enhance your plan to our new Income Series Contract. This change does not impact any existing coverage, but provides for any future benefits to be issued with the Income Series Contract. UnumProvident is pleased to partner with you to provide a Supplemental Income Protection offering for your employees. Enclosed with your Guaranteed Standard Issue Income Protection offering are detailed plan specifications and an offer acceptance document. Specifically, your customized plan design includes:

Guaranteed Standard Issue (GSI) Supplemental Income Protection Plan

	Eligibility	Newly hired or promoted officers and executives earning a minimum of $105,000
Underwritten by the following subsidiary	Insurable Income	Base Salary, Bonus + Commission
Of UnumProvident Corporation Provident Life and Accident Insurance Company	Plan Design

Combination Plan – This plan design covers 66 2/3% of the first $12,000 of monthly insurable income combining 33 1/3% LTD (capped at $4,000) and 33 1/3% Individual. Total monthly compensation in excess of $12,000 is covered by 67% LTD to maximum cap of $13,500.

1 Fountain Square Chattanooga TN 37402	LTD Plan

33 1/3% of the first $12,000 of total compensation to a maximum cap of $4,000; total monthly compensation in excess of $12,000 is covered by 67% LTD to a maximum cap of $13,500; Employer Paid (taxable)

\www.unumprovident.com	GSI Benefit Maximum	$4,000
© 2003 UnumProvident Corporation. The name and logo combination is a	Elimination Period	180 Days
servicemark of UnumProvicent Corporation. All rights reserved.	Benefit Period	To Age 65
	Contract Type	Income III Choice / Non-Cancellable Contract (without Update)
	Contributory Status	Employer Paid (taxable)
	Participation Requirement	100%
	Discount	10%
	Optional Additional Benefits	Catastrophic: 33% of insurable income to $8,000 (replacement not to exceed 100%) with limited medical underwriting
Cost of Living Adjustment: CPI – Tied (individual choice basis)
Guaranteed Coverage Increase: Annual up to cap of the offer

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Supplemental Income Protection Plan

Graco, Inc.

CONTRACT BENEFITS

Income III Choice / Non-Cancellable Contract (without Update)

Benefit Period

To age 65

Elimination period

Benefits begin after a waiting period of 180 days

Income Replacement for Total Disability

~ For the duration of your Benefit Period:

a monthly benefit will be paid if you are disabled in your own occupation, not working in another occupation and under a physician’s care

~ Full Mental Disorder Benefit

~ Monthly Catastrophic Benefit

added to your income benefit, replacing up to 100% of your prior income and paying in the event of certain very serious disabilities that are likely to increase your living expenses (your insurance professional can provide information on physical conditions that apply)

Optional Benefits:

~ Guaranteed Coverage Increase:

allows employer to increase monthly benefit without evidence of medial insurability as salary increases occur

~ Cost of Living Adjustments

help your benefit keep pace with inflation during disability

Return-to-Work Benefits

~ Rehabilitation Services:

Available to you while you are totally or partially disabled and designed to help your return to work. Include coordination of physical therapy, vocation testing, retraining, career counseling, placement services, worksite modifications, etc.

~ Residual Benefits:

monthly benefits for less-than-total disability, based on your proportionate loss of income, for the duration of the Benefit Period you chose for your policy

~ Work Incentive Benefit:

when you return to work, you will receive a short-term incentive for up to 12 months equal to the difference between your prior income and your current income, for up to 100% income replacement (subject to the maximum benefit amount)

~ Recovery Benefit:

Paid for up to 12 months after you return to work full time in your own occupation but continue to have loss of earnings while you rebuild your business or customer business

Lifetime Benefits*

~ Lifetime Continuation:

you can exchange your income protection for long-term care insurance coverage between the ages of 60 and 70. Your base policy LTC benefit will be $3,000 per month (or $100 per day, if state required). Your LTC benefit period will be six years.

*Not available in CT, FL & TX

~ Purchase Option Guarantee:

you can exchange your income protection for long-term care insurance coverage between the ages of 60 and 75. Your base policy LTC benefit will be $3,000 per (or $100 per day, if state required). Your LTC benefit period will be six years.

*Only available in TX

This is a brief summary of the general coverage provided by the Income III (Choice) coverage package of UnumProvident’s Income Series (policy 600 or 601). The policy or its provisions may vary or be unavailable in some states. The policy also has exclusions and limitations that may affect any benefits payable. See your insurance professional for complete details on provisions and availability.

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Supplemental Income Protection Plan

Graco, Inc.

PLAN SPECIFICATIONS

TERMS AND CONDITIONS

Who is eligible	This offer is extended to:
Newly hired or promoted officers and executives earning a minimum of $105,000

All eligibles must be U.S. citizens or permanent U.S. residents possessing a green card.

For the period of time commencing 180 days prior to and including the date of application, applicants must have been able to work full-time (30 hours or more per week), performing all the duties of their occupation without limitation due to injury or sickness, and not have been homebound or hospitalized due to significant injury or sickness.

Basis of Issue	A standard offer means no modifications can be made to the contract’s premium rate, elimination period, benefit period or monthly benefit amounts to adjust for a pre-existing medical condition.

All applicants will be asked questions for current Activities of Daly Living (ADL) losses. If any ADL loss of applicable pre-existing condition exists on the date of the application, no Lifetime Continuation to Long Term Care (Purchase Option Guarantee in Texas) will be included in the policy and no Catastrophic Benefit will be issued.

The benefit will program around any coverage already in-force or applied for. Total coverage to be in-force would not exceed this plan design or our issue and participation limits. The benefit may be offset by any in-force individual coverage that was issued on a guaranteed standard basis.

Minimum policy size is $300

Any additional amounts purchased beyond this offer amount will be considered to be outside the plan design and subject to our normal medical and financial underwriting guidelines.

Financial Requirements

We will accept a company-provided census (electronic preferred) listing employee, name, date of birth, job title and compensation as income documentation. Insurable income will be based on stable salary plus either a two-year average of variable or last year’s variable if less. If only a one-year history of variable income documentation is available due to an individual not having been employed long enough to generate a two-year history, we will consider 75% of the variable income as insurable.

Net Worth and Unearned Income consideration will be disregarded.

Application Type	A-323985 Series (short form)

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Supplemental Income Protection Plan

Graco, Inc.

OFFER REQUEST

OFFER REQUEST
~ This offer must be signed and received by our Advanced Underwriting Department before applications can be accepted.
~ Written acceptance of this offer must be received by 3/20/2004. If not received, the offer becomes void.
~ The above offer is contingent upon current ratebook and state regulations in effect at application time. Any change in plan design, eligibility/participation requirements, premium payer, etc. requires written approval by our Advanced Underwriting Department.

ENROLLMENT PROCESS
~ Current insured employees may increase their in-force benefit within 90 days of the renewal letter based on the plan design up to the GSI maximum (provided they financially qualify) or $300 using the Income Series product. (New application required.) The $300 minimum policy will not be available if total current in-force coverage including Group LTD exceeds 80% of monthly earnings. All future benefit increases up to the GSI maximum will be processed under the Income Series contract.

~ New employees will be eligible for benefits based on plan design up to the GSI maximum within 90 days of eligibility.

~ Employees who enroll and fully participate in this plan will have the opportunity to update their coverage within the plan design and benefit maximums during a scheduled annual or biannual enrollment period.

OFFER REVIEW PROCESS

This offer will be reviewed every two years and remains in effect subject to our review of the plan design, persistency and overall case success. We may request current case information and census listing eligible individuals, dates of birth, job title and current income to complete our review. Although we do not anticipate doing so, we reserve the right to withdraw or modify this offer at any time. Factors such as experience, non-adherence to offer terms or availability of contract type could make this necessary.

Also, as the amount of this offer was based on the plan design incorporating UnumProvident LTD, we will reserve the right to modify our offer if there is a change in the group LTD carrier.

When appropriate, the Company will provide 90-day notice in advance of any anticipated change to this offer.

We are privileged that you have selected UnumProvident to meet your employees’ income protection needs. We appreciate the opportunity to serve you and your employees, and we look forward to a continuing relationship.

Sincerely,

/s/Kathleen Filippone

Kathleen Filippone, CLU, ChFC

Underwriter

Advanced Underwriting

I request the offer outlined above and understand that these specifications are only available through the producer to whom this letter is addressed, on behalf of Graco, Inc.

_______________________________________	_______________________________________
(signature)	(signature)

_______________________________________	_______________________________________
Position and Title	Date	Producer/Agent of Record	Date

Cc: Amy Dvorak/Minneapolis

Graco Inc.	Page 4 of 4